Exhibit 99.1

FOR IMMEDIATE RELEASE

CURTIS J. CRAWFORD TO JOIN AGILYSYS BOARD OF DIRECTORS

CLEVELAND – April 1, 2005 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, announced today that Dr. Curtis J. Crawford has been appointed to its nine-member board of directors, effective April 1, 2005. Crawford, 57, will succeed James L. Bayman, 68, who will retire April 1, 2005 after 23 years of service on the board.

Bayman, a 33-year veteran with the company, was chairman of the Agilysys board from April 1995 through April 2003, chief executive officer from April 1995 to March 2002 and president of the company from June 1984 to April 1997. “On behalf of the board and the entire management team, I would like to thank Jim for his years of dedicated service and leadership to Agilysys,” said Arthur Rhein, chairman, president and chief executive officer. “We appreciate his many contributions and wish him much success in his future endeavors.”

Crawford currently serves as president and chief executive officer of XCEO, Inc., a company he founded that provides counseling and coaching services to chief executives and other senior officers on leadership and corporate governance. Prior to founding XCEO, he was president and chief executive officer of Onix Microsystems. From 1998 to 2001, Crawford was president and chief executive officer of ZiLOG Incorporated. Over his career, he has held numerous leadership positions including vice president of marketing with IBM; president of AT&T Microelectronics, a business unit of AT&T Corporation; and group president of the microelectronics group; and president of the intellectual property division of Lucent Technologies. He currently serves on the boards of ITT Industries, Inc.; E.I. du Pont Nemours and Company; and ON Semiconductor where, as chairman of the board from September 1999 until April 2002, he played a significant role in the company’s successful initial public offering.

“Curtis is a proven leader with more than 30 years of experience in the computer and semiconductor industries. As a corporate officer and director of several public companies, he has been a strong advocate of customer-driven, systems-level approaches to the electronics business,” said Rhein. “I am confident that his industry knowledge and business acumen will further broaden the board’s strategic and governance prowess.”

A graduate of Governors State University in University Park, Illinois, Crawford received a Bachelor of Arts degree in Business Administration and Computer Sciences and a Master of Arts degree in Marketing. He received a Master of Business Administration degree from the Charles H. Kellstadt Graduate School of Business at DePaul University. Crawford received his Doctorate of Philosophy Degree in Organization and Management from the Graduate School of Capella University. In addition, Crawford has been awarded two Honorary Doctorate degrees. One was received from Governors State University in June of 1996 and one was received from the School of Computer Science, Telecommunications and Information Services (CTI) at DePaul University in June of 1999.

Crawford will serve the balance of Bayman’s current term, which will expire at the company’s annual meeting of shareholders in July 2005. It is currently the intention of the Board to nominate Crawford for re-election at the 2005 annual meeting.

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex server and storage hardware, software, and services to resellers and corporate customers across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Agilysys is headquartered in Mayfield Heights, Ohio, and has sales and services coverage and locations throughout the United States and Canada. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682 martin.ellis@agilysys.com
Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-720-8602 julie.young@agilysys.com

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